SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 6)*


                              Hon Industries Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  438092 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


----------
(*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.438092 10 8                  13G                    Page 2 of 6 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS      Terrence L. Mealy

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER                 0

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER               3,435,272

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER            0

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER          3,435,272

    WITH
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,435,272
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.9%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.438092 10 8                  13G                    Page 3 of 6 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS      Loretta B. Mealy

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER                 0

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER               3,435,272

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER            0

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER          3,435,272

    WITH
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,435,272
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.9%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.438092 10 8                     13G                   Page 4 of 6 Pages



Item 1(a).  Name of Issuer:


            Hon Industries, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            414 East Third Street
            Muscatine, Iowa  52761
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Terrence L. Mealy
            Loretta B. Mealy
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            301 East Second Street
            Muscatine, Iowa  52761
            --------------------------------------------------------------------

Item 2(c).  Citizenship:


            United States
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            438092 10 8
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.438092 10 8                   13G                     Page 5 of 6 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:
          3,435,272
          ----------------------------------------------------------------------

     (b) Percent of class:
          5.9%
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote          0
                                                        -----------------------,

          (ii)  Shared power to vote or to direct the vote        3,435,272
                                                          ---------------------,

          (iii) Sole power to dispose or to direct the disposition of    0
                                                                     ----------,

          (iv)  Shared power to dispose or to direct the disposition
                of                                                   3,435,272
                                                                    ------------

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


          ----------------------------------------------------------------------

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.


          Not Applicable
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


          Not Applicable
          ----------------------------------------------------------------------

Item 8.   Identification  and  Classification  of Members of the Group.


          Not Applicable
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.


          Not Applicable
          ----------------------------------------------------------------------

Item 10.  Certifications.


          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 7, 2003
                                            ------------------------------------
                                                        (Date)


                                            /s/  Terrence L. Mealy
                                            ------------------------------------
                                                 Terrence L. Mealy


                                            /s/  Loretta B. Mealy
                                            ------------------------------------
                                                 Loretta B. Mealy



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).